
---------------------------                                                              ----------------------------
          FORM 4                      U.S. SECURITIES AND EXCHANGE COMMISSION                    OMB APPROVAL
---------------------------                   Washington, D.C. 20549                     ----------------------------
[_]  Check this box                                                                      OMB Number:        3235-0287
     if no longer subject           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP         Expires:   December 31, 2001
     of Section 16. Form 4                                                               Estimated average burden
     or Form 5 obligations   Filed pursuant to Section 16(a) of the Securities Exchange  hours per response.......0.5
     may continue. See        Act of 1934 Section 17(a) of the Public Utility Holding    ----------------------------
     Instruction 1(b).              Company Act of 1935 or Section 30(f) of the
(Print or Type Responses)                 Investment Company Act of 1940

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

Millennium Entertainment Partners L.P.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

1995 Broadway
--------------------------------------------------------------------------------
                                    (Street)

New York                              NY                 10023
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol


The Sports Club Company, Inc. (SCY)
--------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an entity (voluntary)



--------------------------------------------------------------------------------
4.   Statement for Month/Year


October 2000
--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Year)


--------------------------------------------------------------------------------
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

          Director                              X   10% Owner
     ---                                       ---
          Officer (give title below)                Other (specify below)
     ---                                       ---

                            * As a member of a group.
--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing (Check applicable line)

          Form Filed by One Reporting Person
     ---

      X   Form Filed by More Than One Reporting Person
     ---
--------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
  Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1.                                    2.        3.          4.                                    5.            6.        7.
Title of Security                     Trans     Trans-      Securities Acquired (A)               Amount of     Owner-    Nature of
(Instr. 3)                            action    action      or Disposed of (D)                    Securities    ship      Indirect
                                      Date      Code        (Instr. 3, 4 and 5)                   Beneficially  Form:     Beneficial
                                                Instr. 8)                                         Owned at End  Direct    Owner-
                                      (Month/               ___________________________________   of Month      (D) or    ship
                                      Day/                                                                      Indirect  (Instr. 4)
                                      Year)                                 (A)or                 (Instr. 3     (I)
                                                Code  V          Amount     (D)        Price      and 4)        (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------


Common Stock (1)                       6/3/98   P               35,000      A         $7.19                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      6/18/98   P                8,100      A        $7.095                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      6/19/98   P               14,100      A        $7.250                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      6/22/98   P                2,000      A        $7.250                     I          (1)
-----------------------------------------------------------------------------------------------------------------------------------
See Appendix A attached hereto for remaining purchases
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one reporting person, see Instruction
  4(b)(v).


  Potential persons who are to respond to the collection
  of information contained in this form are not required to               (Over)
  respond unless the form displays a currently valid OMB         SEC 1474 (3-99)
  control number.


------------------------------------------------------------------------------------------------------------------------------------
FORM 4 (continued)            Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                      (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
1.                  2.       3.       4.       5.            6.            7.                     8.       9.        10.     11.
Title of            Conver-  Trans-   Trans-   Number of     Date Exer-    Title and Amount       Price    Number    Owner-  Nature
Derivative          sion     action   action   Derivative    cisable and   of Underlying          of       of        ship    of
Security            or       Date     Code     Securities    Expiration    Securities             Deriv-   Deriv-    of      In-
(Instr. 3)          Exer-             (Instr.  Acquired (A)  Date          (Instr. 3 and 4)       ative    ative     Deriv-  direct
                    cise     (Month/  8)       or Disposed   (Month/Day/                          Secur-   Secur-    ative   Bene-
                    Price    Day/              of(D)         Year)                                ity      ities     Secur-  ficial
                    of       Year)             (Instr. 3,                                         (Instr.  Bene-     ity:    Owner-
                    Deriv-                     4 and 5)                                           5)       ficially  Direct  ship
                    ative                                    ___________________________________           Owned     (D) or  (Instr.
                    Secur-                                                                                 at End    In-     4)
                    ity                                      Date     Expi-               Amount           of        direct
                                                             Exer-    ra-                 or               Month     (I)
                                      _____________________  cis-     tion    Title       Number           (Instr.   (Instr.
                                                             able     Date                of               4)        4)
                                      Code V     (A)  (D)                                 Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------



        MILLENNIUM ENTERTAINMENT PARTNERS L.P.
        By:  Millennium Entertainment Associates L.P.
             By:  Millennium Entertainment Corp.
                  By:     /s/Brian J. Collins                          1/22/2001
                          ----------------------------------           ---------
                          Name:  Brian J. Collins, Vice President           Date
                                 **Signature of Reporting Person

        JOINT FILERS:                    Address of Joint Filers: 1995 Broadway,
                                                                    NY, NY 10023
        MILLENNIUM PARTNERS LLC
        By:  Millennium Partners Management LLC
             By:  Millennium Manager I, Inc.

        MILLENNIUM DEVELOPMENT PARTNERS L.P.
        By:  Millennium Development Associates L.P.
             By:  Millennium Development Corp.

        MDP VENTURES I LLC

        MDP VENTURES II LLC

          /s/Brian J. Collins*
        -------------------------------------------
        BRIAN J. COLLINS,
        *In his individual capacity and in his capacity as an authorized officer of all of the Joint Filers listed above.

Explanation of Responses

See Appendix A for footnotes containing explanations and responses.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                   APPENDIX A

DESIGNATED FILER:                         MILLENNIUM ENTERTAINMENT PARTNERS L.P.
ISSUER NAME AND TICKER OR
  TRADING SYMBOL:                         The Sports Club Company, Inc. (SCY)
STATEMENT FOR MONTH/YEAR:                 October 2000




------------------------------------------------------------------------------------------------------------------------------------
  Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1.                                    2.        3.          4.                                    5.            6.        7.
Title of Security                     Trans     Trans-      Securities Acquired (A)               Amount of     Owner-    Nature of
(Instr. 3)                            action    action      or Disposed of (D)                    Securities    ship      Indirect
                                      Date      Code        (Instr. 3, 4 and 5)                   Beneficially  Form:     Beneficial
                                                Instr. 8)                                         Owned at End  Direct    Owner-
                                      (Month/               ___________________________________   of Month      (D) or    ship
                                      Day/                                                                      Indirect  (Instr. 4)
                                      Year)                                 (A)or                 (Instr. 3     (I)
                                                Code  V          Amount     (D)        Price      and 4)        (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      7/8/98    P               17,300      A        $7.250                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      7/15/98   P               15,000      A        $7.250                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      7/17/98   P               30,000      A        $7.250                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      7/24/98   P               20,000      A        $6.980                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      8/27/98   P               25,000      A        $5.160                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      8/28/98   P               17,000      A        $5.702                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      8/31/98   P                3,000      A        $5.708                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      8/31/98   P               11,000      A        $5.073                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      9/1/98    P               44,000      A        $5.019                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      9/1/98    P               20,500      A        $5.020                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      9/4/98    P                6,000      A        $5.260                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      9/4/98    P                6,000      A        $5.375                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      9/16/98   P               11,000      A        $5.500                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      9/17/98   P                5,000      A        $5.500                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      9/21/98   P               11,600      A        $5.500                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      9/22/98   P                9,800      A        $5.436                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      9/24/98   P                1,000      A        $5.625                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      9/25/98   P                2,700      A        $5.750                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      9/28/98   P               13,600      A        $5.625                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      9/29/98   P                4,500      A        $5.625                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      10/1/98   P               12,100      A        $5.516                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      10/2/98   P                 700       A        $5.500                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      10/6/98   P                3,200      A        $5.500                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      10/7/98   P                2,500      A        $5.375                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      10/8/98   P                2,000      A        $4.000                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------

DESIGNATED FILER:                         MILLENNIUM ENTERTAINMENT PARTNERS L.P.
ISSUER NAME AND TICKER OR
  TRADING SYMBOL:                         The Sports Club Company, Inc. (SCY)
STATEMENT FOR MONTH/YEAR:                 October 2000




------------------------------------------------------------------------------------------------------------------------------------
  Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1.                                    2.        3.          4.                                    5.            6.        7.
Title of Security                     Trans     Trans-      Securities Acquired (A)               Amount of     Owner-    Nature of
(Instr. 3)                            action    action      or Disposed of (D)                    Securities    ship      Indirect
                                      Date      Code        (Instr. 3, 4 and 5)                   Beneficially  Form:     Beneficial
                                                Instr. 8)                                         Owned at End  Direct    Owner-
                                      (Month/               ___________________________________   of Month      (D) or    ship
                                      Day/                                                                      Indirect  (Instr. 4)
                                      Year)                                 (A)or                 (Instr. 3     (I)
                                                Code  V          Amount     (D)        Price      and 4)        (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                       10/8/98  P               100,000     A        $4.500                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      10/14/98  P               67,400      A        $4.430                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      10/15/98  P               15,000      A        $4.250                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      11/23/98  P                2,000      A        $4.500                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      11/25/98  P                6,500      A        $4.673                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      11/27/98  P                8,000      A        $4.750                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                       12/4/98  P               33,500      A        $4.777                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                       1/5/99   P               100,000     A        $4.030                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                       3/10/99  P               16,350      A        $4.438                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                       3/22/99  P               30,000      A        $4.875                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                       3/22/99  P               70,000      A        $4.875                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                       3/29/99  P               15,200      A        $4.875                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                       3/31/99  P               94,200      A        $5.155                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                       5/19/99  P                5,500      A        $4.500                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                       12/8/99  P                2,100      A        $4.250                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                       12/9/99  P                4,600      A        $4.250                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                       12/10/99 P                1,000      A        $4.250                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                       12/13/99 P                17,300     A        $4.489                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                       12/14/99 P                900        A        $4.438                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                       12/15/99 P                500        A        $4.438                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                       12/20/99 P                10,000     A        $4.375                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                       12/29/99 P                4,000      A        $4.844                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                       12/30/99 P                20,000     A        $4.219                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                       5/17/00  P                95,000     A        $3.074                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                       5/19/00  P                7,600      A        $3.000                     I          (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                       5/26/00  P                1,000      A        $3.250                     I          (1)


DESIGNATED FILER:                         MILLENNIUM ENTERTAINMENT PARTNERS L.P.
ISSUER NAME AND TICKER OR
  TRADING SYMBOL:                         The Sports Club Company, Inc. (SCY)
STATEMENT FOR MONTH/YEAR:                 October 2000


------------------------------------------------------------------------------------------------------------------------------------
  Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1.                                    2.        3.          4.                                    5.            6.        7.
Title of Security                     Trans     Trans-      Securities Acquired (A)               Amount of     Owner-    Nature of
(Instr. 3)                            action    action      or Disposed of (D)                    Securities    ship      Indirect
                                      Date      Code        (Instr. 3, 4 and 5)                   Beneficially  Form:     Beneficial
                                                Instr. 8)                                         Owned at End  Direct    Owner-
                                      (Month/               ___________________________________   of Month      (D) or    ship
                                      Day/                                                                      Indirect  (Instr. 4)
                                      Year)                                 (A)or                 (Instr. 3     (I)
                                                Code  V          Amount     (D)        Price      and 4)        (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      6/2/00    P               1,100       A        $3.375                     I          (1)
Common Stock (1)                      6/6/00    P               100         A        $3.250                     I          (1)
Common Stock (1)                      6/9/00    P               200         A        $3.625                     I          (1)
Common Stock (1)                      7/13/00   P               89          A        $3.500                     I          (1)
Common Stock (1)                      7/18/00   P               89          A        $3.500                     I          (1)
Common Stock (1)                      9/7/00    P               3,400       A        $3.313                     I          (1)
Common Stock (1)                      9/7/00    P               6,600       A        $3.250                     I          (1)
Common Stock (1)                      9/7/00    P               6,000       A        $3.375                     I          (1)
Common Stock (1)                      9/8/00    P               20,000      A        $3.375                     I          (1)
Common Stock (1)                      9/11/00   P               20,000      A        $3.500                     I          (1)
Common Stock (1)                      9/12/00   P               22,500      A        $3.500                     I          (1)
Common Stock (1)                      9/13/00   P               28,800      A        $3.375                     I          (1)
Common Stock (1)                      9/21/00   P               1,500       A        $4.000                     I          (1)
Common Stock (1)                      9/25/00   P               20,000      A        $4.000                     I          (1)
Common Stock (1)                      9/27/00   P               7,000       A        $4.000                     I          (1)
Common Stock (1)                      9/28/00   P               13,000      A        $4.000                     I          (1)
Common Stock (1)                      9/29/00   P               14,000      A        $4.000                     I          (1)
Common Stock (1)                      10/2/00   P               10,400      A        $4.125                     I          (1)
Common Stock (1)                      10/5/00   P               700         A        $4.125                     I          (1)
Common Stock (1)                      10/6/00   P               12,000      A        $4.125                     I          (1)
Common Stock (1)                      10/9/00   P               3,000       A        $4.125                     I          (1)
Common Stock (1)                      10/9/00   P               20,700      A        $4.250                     I          (1)
Common Stock (1)                      10/11/00  P               15,000      A        $4.250                     I          (1)
Common Stock (1)                      10/12/00  P               7,200       A        $4.250                     I          (1)
Common Stock (1)                      10/16/00  P               1,000       A        $4.250                     I          (1)
Common Stock (1)                      10/17/00  P               1,000       A        $4.313                     I          (1)
Common Stock (1)                      10/17/00  P               1,500       A        $4.375                     I          (1)
Common Stock (1)                      10/19/00  P               33,500      A        $4.375                     I          (1)
Common Stock (1)                      10/20/00  P               8,000       A        $4.375       1,364,728     I          (1)


(1) These securities are owned solely by MDP Ventures II LLC which may be deemed a group for the purposes of Section 13(d) of the Securities Exchange Act of 1933, as amended (the "Exchange Act"), with one or more of the following entities and person: Millennium Partners LLC, Millennium Entertainment Partners L.P., Millennium Development Partners L.P., MDP Ventures I LLC and Brian J. Collins. MDP Ventures II LLC disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therewith, and this report shall not be deemed an admission that MDP Ventures II LLC is the beneficial owner of such securities for the purposes of Section 16 of the Exchange Act or for any other purpose.

                 CONTINUATION SHEET RELATING TO FORM 4 FILED BY
          MILLENNIUM ENTERTAINMENT PARTNERS L.P. DATED JANUARY 22, 2001
                             JOINT FILER INFORMATION

DESIGNATED FILER:             MILLENNIUM ENTERTAINMENT PARTNERS L.P.
ISSUER NAME AND TICKER OR
   TRADING SYMBOL:            The Sports Club Company, Inc. (SCY)
STATEMENT FOR MONTH/YEAR:     October 2000

JOINT FILERS:


1.    Millennium Partners Management LLC        5.    Millennium Development Associates L.P.
      1995 Broadway                                   1995 Broadway
      New York, NY 10023                              New York, NY 10023

2.    Millennium Manager I, Inc.                6.    Millennium Development Corp.
      1995 Broadway                                   1995 Broadway
      New York, NY 10023                              New York, NY 10023

3.    Millennium Entertainment Associates L.P.  7.    Millennium Development Partners II LLC
      1995 Broadway                                   1995 Broadway
      New York, NY 10023                              New York, NY 10023

4.    Millennium Entertainment Corp.            8.    Christopher M. Jeffries
      1995 Broadway                                   1995 Broadway
      New York, NY 10023                              New York, NY  10023


      The Reporting Persons listed above are filing this Form 4 jointly with Millennium Partners LLC ("DevCo"), Millennium Entertainment Partners L.P. ("MEP LP"), Millennium Development Partners L.P. ("MDP LP"), MDP Ventures I LLC ("MDP I"), MDP Ventures II LLC ("MDP II") and Brian J. Collins ("BJC").

      The following entities and person may be deemed to have an indirect beneficial interest in the securities of the Issuer held of record directly by MDP II in their capacities (i) in the case of DevCo and BJC, because they may be deemed a group with MDP II, (ii) in the case of Millennium Partners Management LLC ("MPM LLC"), as the manager of DevCo, (iii) in the case of Millennium Manager I, Inc. ("MMI Inc."), as the manager of MPM LLC, (iv) in the case of MEP LP because it may be deemed a group with MDP II, (v) in the case of Millennium Entertainment Associates L.P. ("MEA LP"), as the general partner of MEP LP, (vi) in the case of Millennium Entertainment Corp. ("MEC"), as the general partner of MEA LP, (vii) in the case of MDP LP, because it may be deemed a group with MDP II and as the managing member of MDP I, (viii) in the case of Millennium Development Associates L.P. ("MDA LP"), as the general partner of MDP LP, (ix) in the case of Millennium Development Corp. ("MDC"), as the general partner of MDA LP, (x) in the case of MDP I, because it may be deemed a group with MDP II,
(xi) in the case of Millennium Development Partners II LLC ("MDP II LLC"), as the managing member of MDP II, and (xii) in the case of Christopher M. Jeffries ("CMJ"), as the holder of (a) 70% of the outstanding shares of stock of MMI Inc., (b) 66.5% of the outstanding shares of stock of MEC, (c) 70% of the outstanding shares of stock of MDC and (d) 59% of interest of MDP II LLC.

      Each of the Reporting Persons disclaims a beneficial interest in the securities of the Issuer reported herein except to the extent of their respective pecuniary interest therein.

DESIGNATED FILER:             MILLENNIUM ENTERTAINMENT PARTNERS L.P.
ISSUER NAME AND TICKER OR
   TRADING SYMBOL:            The Sports Club Company, Inc. (SCY)
STATEMENT FOR MONTH/YEAR:     October 2000



                                      /s/Brian J. Collins                      *
                                   -------------------------------------------
                                   BRIAN J. COLLINS
                                   * In his individual capacity and in his
                                   capacity as an authorized officer of each of
                                   the following Reporting Persons and in his
                                   capacity as an attorney-in-fact with respect
                                   to Christopher M. Jeffries.

                                   MILLENNIUM PARTNERS LLC
                                   By: Millennium Partners Management LLC
                                       By: Millennium Manager I, Inc.

                                   MILLENNIUM PARTNERS MANAGEMENT LLC
                                   By: Millennium Manager I, Inc.

                                   MILLENNIUM MANAGER I, INC.

                                   MILLENNIUM ENTERTAINMENT PARTNERS L.P.
                                   By: Millennium Entertainment Associates L.P.
                                       By: Millennium Entertainment Corp.

                                   MILLENNIUM ENTERTAINMENT ASSOCIATES L.P.
                                   By: Millennium Entertainment Corp.

                                   MILLENNIUM ENTERTAINMENT CORP.

                                   MILLENNIUM DEVELOPMENT PARTNERS L.P.
                                   By: Millennium Development Associates L.P.
                                       By: Millennium Development Corp.

                                   MILLENNIUM DEVELOPMENT ASSOCIATES L.P.
                                   By: Millennium Development Corp.

                                   MILLENNIUM DEVELOPMENT CORP.

                                   MDP VENTURES I LLC

                                   MDP VENTURES II LLC

                                   MILLENNIUM DEVELOPMENT PARTNERS II LLC

                                   CHRISTOPHER M. JEFFRIES